EX-99.23(p)(71)

CODE OF ETHICS                                                     DECEMBER 2007


THE FOLLOWING IS THE CODE OF ETHICS FOR THE CAPITAL GROUP COMPANIES INC., WHICH INCLUDES CAPITAL RESEARCH AND MANAGEMENT COMPANY (CRMC), THE INVESTMENT ADVISER TO THE AMERICAN FUNDS, AND THOSE INVOLVED IN THE DISTRIBUTION OF THE FUNDS, CLIENT SUPPORT AND SERVICES; AND CAPITAL GROUP INTERNATIONAL INC. (CGII), WHICH INCLUDES CAPITAL GUARDIAN TRUST COMPANY AND CAPITAL INTERNATIONAL INC. THE CODE OF ETHICS APPLIES TO ALL CAPITAL GROUP ASSOCIATES.


THE CAPITAL GROUP COMPANIES
CODE OF ETHICS
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INTRODUCTION

     Associates of The Capital Group Companies are responsible for maintaining the highest ethical standards when conducting business. In keeping with these standards, all associates must keep in mind the importance of putting the interests of clients and fund shareholders first. Moreover, associates should adhere to the spirit as well as the letter of the law, and be vigilant in guarding against anything that could color their judgment.

     Over the years, the Capital Group has earned a reputation for the utmost integrity. Regardless of lesser standards that may be followed through business or community custom, associates must observe exemplary standards of openness, integrity, honesty and trust.

     Accordingly, the Capital Group has adopted certain standards for the purpose of deterring wrongdoing and promoting: 1) honest and ethical conduct; 2) full, fair, accurate and timely disclosure in reports and documents; 3) compliance with applicable laws (including federal securities laws), rules and regulations; 4) prompt internal reporting of violations of the Capital Group's Code of Ethics; and 5) accountability for adherence to the Code of Ethics.

GENERAL GUIDELINES

     Specific policies are discussed in further detail later; however, the following are general guidelines of which all Capital Group associates should be aware.

     PROTECTING NON-PUBLIC/CONFIDENTIAL INFORMATION

     It is a crime in the U.S. and many other countries to transact in a company's securities while in possession of material non-public information about the company. Questions regarding received material information (typically from a company "insider") should be directed to a member of the Legal staff.

     Associates are responsible for safeguarding non-public information relating to securities recommendations and fund and client holdings (E.G., analyst research reports, investment meeting discussions/notes, and current fund/client transaction information). As such, associates should not trade based on the Capital Group's confidential and proprietary investment information.

     Other types of information (E.G., marketing plans, employment issues, shareholder identities, etc.) may also be confidential and should not be shared with individuals outside the company (except those retained to provide services for the Capital Group).

     EXTRAVAGANT OR EXCESSIVE GIFTS AND ENTERTAINMENT

     Associates   should  not  accept   extravagant   or   excessive   gifts  or
     entertainment from persons or companies that conduct business with the Capital Group.

     NO SPECIAL TREATMENT FROM BROKERS

     Associates may not accept negotiated commission rates or any other terms they believe may be more favorable than the broker-dealer grants to accounts with similar characteristics. U.S. broker-dealers are subject to certain rules designed to prevent favoritism toward such accounts. Favors or preferential treatment from stockbrokers may not be accepted.

     NO EXCESSIVE TRADING OF CAPITAL GROUP-AFFILIATED FUNDS

     Associates should not engage in excessive trading of the American Funds or other Capital Group-managed investment vehicles worldwide in order to take advantage of short-term market movements. Excessive activity, such as a frequent pattern of exchanges, could involve actual or potential harm to shareholders or clients. This rule applies to the associate's spouse and any immediate family member residing in the same household.

     BAN ON INITIAL PUBLIC OFFERINGS (IPOS)

     Associates may not participate in IPOs. Exceptions are rarely granted; however, they will be considered on a case-by-case basis (E.G., where a family member is employed by the IPO company and IPO shares are considered part of that family member's compensation).

     OUTSIDE BUSINESS INTERESTS/AFFILIATIONS

     Associates are discouraged from serving on the board of directors or advisory board of any public or private company (this rule does not apply to boards of the Capital Group companies or funds). With the exception of non-profit organizations, approval must be received prior to serving on a board.

     Material outside business interests may give rise to potential conflicts of interest. Associates should disclose senior officer positions or ownership of more than 5% of public or private companies that are or potentially may do business with the Capital Group or the American Funds. This reporting requirement also applies to the associate's spouse and any immediate family member(s) residing in the same household.

     OTHER GUIDELINES

     Associates should not knowingly misrepresent, or cause others to misrepresent, facts about the Capital Group to fund or client shareholders, regulators or any other member of the public. Disclosure in reports and documents should be fair and accurate.

REPORTING REQUIREMENTS

     ANNUAL CERTIFICATION OF THE CODE OF ETHICS

     All associates are required to certify at least annually that they have read and understand the Code of Ethics.

     REPORTING VIOLATIONS

     Associates are responsible for reporting violations of the Capital Group's Code of Ethics, including: (1) fraud or illegal acts involving any aspect of the Capital Group's business; (2) noncompliance with applicable laws, rules and regulations; (3) intentional or material misstatements in regulatory filings, internal books and records, or client records and reports; or (4) activity that is harmful to fund or client shareholders. Deviations from controls or procedures that safeguard the company, including the assets of shareholders and clients, should also be reported. Reported violations of the Code of Ethics will be investigated and appropriate actions will be taken.

     Associates  may  report   confidentially  to  a  manager/department   head.
     Associates may also contact:

          >> The CGC Audit Committee

          >> The CIL Audit Committee

          >> Any lawyer employed by the Capital Group organization


     FAILURE TO ADHERE TO THE CODE OF ETHICS MAY RESULT IN DISCIPLINARY ACTION, INCLUDING TERMINATION.

CONFLICTS OF INTEREST

     GIFTS AND ENTERTAINMENT POLICY

     A conflict of interest occurs when the private interests of associates interfere or could potentially interfere with their responsibilities at work. Associates must not place themselves or the company in a position of actual or potential conflict. Associates may not accept (or give) gifts worth more than US$100, or accept (or extend) excessive business entertainment, loans, or anything else involving personal gain from (or to) those who conduct business with the company. Business entertainment exceeding US$250 in value should not be accepted (or given) unless the associate receives permission from his/her manager AND the Gifts and Entertainment Committee (GECO).

     Gifts or entertainment extended by a Capital Group associate and approved by the associate's manager for reimbursement by the Capital Group do not need to be reported (or precleared). The expenses, however, are subject to the approval of the associate's manager. When giving a gift or extending entertainment on behalf of the Capital Group, it is important to keep in mind that extravagant or excessive gifts or entertainment may create the appearance of conflict. Associates should also be aware that certain laws or rules may prohibit or limit gifts or entertainment extended to public officials - especially those responsible for investing public funds.

     REPORTING

     The limitations on accepting (or giving) gifts apply to all associates as described above, and associates will be asked to complete quarterly disclosures. Associates must report any gift exceeding US$50 and business entertainment in which an event exceeds US$75 (although it is recommended that associates report all gifts and entertainment).

     CHARITABLE CONTRIBUTIONS

     In soliciting donations from various people in the business community, associates must never allow the Capital Group's present or anticipated business to be a factor.

     GIFTS AND ENTERTAINMENT COMMITTEE (GECO)

     The Gifts and Entertainment Committee (GECO) oversees administration of and compliance with the Policy.

     POLITICAL CONTRIBUTIONS POLICY
     THIS POLICY APPLIES TO ALL ASSOCIATES AND THEIR SPOUSES.

     MAKING POLITICAL CONTRIBUTIONS

     Contributions (financial or non-financial) made to certain political campaigns may raise potential conflicts of interest due to certain office holders' ability to direct business to the Capital Group. Concerns may arise when contributions are made to persons currently holding, or candidates running for, a city, county or state treasurer position. As a result, associates should not make contributions to persons currently holding or running for these positions.

     Associates are encouraged to seek guidance for contributions to other political offices. Some offices may have the power to influence the decision to choose a Capital Group company to manage public funds. Other offices may have the ability to influence the decision to choose the American Funds as an investment option for public funds.

     As a general matter, contributions to candidates for U.S. President, Senate, House of Representatives and contributions to national political parties are permissible (unless the candidate currently holds an office that may raise potential conflict of interest related issues as described above). Likewise, unless the associate is subject to the special "CollegeAmerica" requirements (described below), contributions to State Governor and State Representative positions, and state political parties are permissible.

     SPECIAL POLITICAL CONTRIBUTION REQUIREMENTS - COLLEGEAMERICA

     Certain associates involved with "CollegeAmerica," the American Funds 529 College Savings Plan sponsored by the Commonwealth of Virginia, will receive a special reporting form. These associates are subject to additional restrictions and reporting requirements. For example, these associates generally may not contribute to Virginia political candidates or parties. These associates must also preclear any contributions to political candidates and parties in all states and municipalities and any Political Action Contribution (PAC) other than to the Investment Company Institute's PAC (IMPAC).

     SOLICITING POLITICAL CONTRIBUTIONS

     In soliciting political contributions from various people in the business community, associates must never allow the Capital Group's present or anticipated business relationships to be a factor.

     OTHER CONSIDERATIONS

     Please keep in mind that any political contributions associates make or solicit should be viewed as PERSONAL. Therefore, associates should not use the Capital Group's letterhead for correspondence regarding these contributions, and associates should not hold fundraising events in the Capital Group's offices.

     POLITICAL CONTRIBUTIONS COMMITTEE

     The Political Contributions Committee evaluates questions relating to potential political contributions considering, among other things: 1) the associate's relationship with the candidate (I.E., is the relationship a personal or business one) and 2) the candidate's current or potential relationship with the Capital Group.

     INSIDER TRADING POLICY

     Antifraud provisions of U.S. securities laws as well as the laws of other countries generally prohibit persons in possession of material non-public information from trading on or communicating the information to others. Sanctions for violations can include civil injunctions, permanent bars from the securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines and jail sentences.

     While investment research analysts are most likely to come in contact with material non-public information, the rules (and sanctions) in this area apply to all Capital Group associates and extend to activities both within and outside each associate's duties. Associates who believe they have material non-public information should contact any Capital Group lawyer.

     PERSONAL INVESTING POLICY
     THIS POLICY APPLIES ONLY TO "COVERED ASSOCIATES."

     INTRODUCTION

     Certain associates may have access to confidential information that places them in a position of special trust. They are affiliated with a group of companies responsible for the management of over a trillion dollars belonging to mutual fund shareholders and other clients. Laws, ethics and the Capital Group's policies place a responsibility on all associates to ensure that the highest standards of honesty and integrity are maintained at all times.

     There are several rules that must be followed to avoid possible conflicts of interest in regards to personal investments. Keep in mind, however, that placing the interests of fund and client shareholders first is the core principle of the Capital Group's policies and applies even if the matter is not covered by a specific provision. THE FOLLOWING IS ONLY A SUMMARY OF THE CAPITAL GROUP'S PERSONAL INVESTING POLICY.

     PERSONAL INVESTING SHOULD BE VIEWED AS A PRIVILEGE, NOT A RIGHT. AS SUCH, THE PERSONAL INVESTING COMMITTEE (PICO) MAY PLACE LIMITATIONS ON THE NUMBER OF PRECLEARANCES AND/OR TRANSACTIONS.

     COVERED ASSOCIATES

     o "Covered associates" are associates with access to non-public information relating to current or imminent fund/client transactions, investment recommendations or fund portfolio holdings. Covered associates INCLUDE the associate's spouse and other immediate family members (E.G., children, siblings and parents) residing in the same household. Any reference to the requirements of covered associates in this document applies to these family members.

     o "Investment professionals" include portfolio counselors/managers, investment counselors, investment analysts and research associates, certain investment specialists, trading associates including trading assistants, and investment control, portfolio control and fixed income control associates including assistants. Additional rules apply to investment professionals (see pages 7).

     PROHIBITED TRANSACTIONS

     The following transactions are prohibited:

     >> Initial Public Offering (IPO) investments Exceptions are rarely granted; however, they will be considered on a case-by-case basis (E.G., where a family member is employed by the IPO company and IPO shares are considered part of that family member's compensation).
     >>   Short selling of securities subject to preclearance
     >>   Spread betting on securities
     >>   Writing puts and calls on securities subject to preclearance

     REPORTING REQUIREMENTS

     Covered associates are required to report their securities accounts, holdings and transactions. Annual and quarterly disclosure forms will be supplied for this purpose.

     PRECLEARANCE OF SECURITIES TRANSACTIONS

     Before buying or selling securities, covered associates must check with the staff of PICO.

     Preclearance requests will be handled during the hours the New York Stock Exchange (NYSE) is open, generally 6:30am to 1:00pm Pacific Standard Time.

     Transactions will generally not be permitted in securities on days the funds or clients are transacting in the issuer in question. In the case of investment professionals, permission to transact will be denied if the transaction would violate the seven-day blackout or short-term profits policies (see "Additional Policies Specific to Investment Professionals" below). Preclearance requests by investment professionals are subject to special review.

     EXCEPTION FOR DE MINIMIS TRANSACTIONS

     THE DE MINIMIS EXCEPTION IS NOT AVAILABLE FOR ASSOCIATES WHO ARE CONSIDERED INVESTMENT PROFESSIONALS OR FOR CIKK ASSOCIATES.

     All other covered associates may execute ONE DE MINIMIS transaction (buy or sell) per issuer per calendar month without preclearance. Beginning January 1, 2008, a DE MINIMIS transaction is: 1) a single transaction; 2) in a single account; and 3) in an amount of 200 shares (or less) or US$20,000 (or less).

     Larger or more frequent transactions must be precleared. If a request for preclearance is made, but is denied by PICO, a DE MINIMIS transaction may NOT be executed in that issuer without preclearance for a period of seven calendar days. DE MINIMIS trades must be reported on the quarterly disclosure form.

     ADDITIONAL POLICIES SPECIFIC TO INVESTMENT PROFESSIONALS

     DISCLOSURE OF PERSONAL AND PROFESSIONAL HOLDINGS (CROSS-HOLDINGS)

     Portfolio counselors/managers, investment analysts and certain investment specialists will be asked to disclose securities they own both personally and professionally on a quarterly basis. Analysts will also be required to disclose securities they hold personally that are within their research coverage or could be eligible for recommendation by the analyst professionally in the future in light of current research

     DISCLOSURE OF PERSONAL AND PROFESSIONAL HOLDINGS (CROSS-HOLDINGS) continued from page 6 coverage areas. This disclosure will be reviewed by the staff of PICO and may also be reviewed by various Capital Group committees.

     If disclosure has not already been made to PICO by including the information on a disclosure form, any associate who is in a position to recommend a security that the associate owns personally for purchase or sale in a fund or client account should FIRST disclose such personal ownership either in writing (in a company write-up) or verbally (when discussing the company at investment meetings) prior to making a recommendation.(1)

     In addition, portfolio counselors/managers, investment analysts and certain
     investment       specialists       are       encouraged      to      notify
     investment/portfolio/fixed-income control of personal ownership of securities when placing an order (especially with respect to a first-time purchase).

     BLACKOUT PERIODS

     Investment professionals may not buy or sell a security during a period beginning seven calendar days before and ending seven calendar days after a fund or client account transacts in that issuer. The blackout period applies only to trades in the same management company with which the associate is affiliated.

     If a fund or client account transaction takes place in the seven calendar days following a precleared transaction by an investment professional, the personal transaction may be reviewed by PICO to determine the appropriate action, if any.

     BAN ON SHORT-TERM TRADING PROFITS

     Investment professionals are generally prohibited from profiting from the purchase and sale or sale and purchase of the same (or equivalent) securities within 60 calendar days. This restriction applies to the purchase of an option AND the sale of an option, OR the purchase of an option AND the exercise of the option and sale of shares within 60 days. Although the associate may be granted preclearance at the time the option is purchased, there is a risk of being denied permission to sell the option or exercise and sell the underlying security. Accordingly, transactions in options on individual securities are strongly discouraged.

     EXCHANGE TRADED FUNDS (ETFS) AND INDEX FUNDS

     Investment professionals should preclear ETFs and index funds (including UCITS, SICAVs, OEICs, FCPs, Unit Trusts, Publikumsfonds, etc.) except those based on certain indices.

     PENALTIES FOR VIOLATING THE POLICY

     Covered associates may be subject to penalties for violating the Policy including failing to preclear, report, submit statements and/or failing to submit timely annual and quarterly disclosure forms.

     PERSONAL INVESTING COMMITTEE

     The Personal Investing Committee (PICO) oversees the administration of the Policy. Among other duties, the Committee considers certain types of preclearance requests as well as requests for exceptions to the Policy. * *
     * *

(1) This disclosure requirement is consistent with both AIMR standards as well as the ICI Advisory Group Guidelines.